Exhibit 10.1

LSI Corporation	1 800 372 2447
1110 American Parkway NE	lsi.com
Allentown, PA 18109
August 1, 2008
Andy Micallef
3 Kallang Sector
#07-01/06
Singapore, 349278
Re: Extension of Overseas Assignment
Dear Andy,
The purpose of this letter is to confirm that your overseas assignment with LSI Corporation in Singapore has been extended for an additional 24 months as set forth in this letter. This letter supersedes and replaces that certain letter dated July 15, 2008 regarding the same subject, which is null and void upon you signing below.
ASSIGNMENT DURATION & CONDITIONS
Your current assignment is extended until June 30, 2010 and will be governed by the terms and conditions set forth in LSI’s International Assignment Policy as it may be amended from time to time, with the following exceptions:

Dependent Education	The company will pay 100% of the cost for your children’s education at international school within normal commuting distance from your overseas residence. Reimbursement will cover required tuition, registration fees, textbooks, uniforms, other school supplies, and local transportation.

Expatriate Premium	The company will pay you a Monthly Expatriate Premium Allowance in the amount of $4,200.00 for the duration of your assignment. This payment will be made from the US payroll.

Home Sale Assistance	The company will reimburse you for reasonable and customary home sale expenses in accordance with the company’s Home Sale Assistance program.

NOTE: You are required to contact your Relocation Counselor prior to contacting any real estate agent. Failure to do so will make you ineligible for Home Sale Assistance.

Shipment Household Goods	The company will pay for normal family household goods moved via van line and protected with replacement value coverage to a maximum of $100,000. In addition, the company will reimburse you for storage of your normal family household goods for 2 years.

This expense will be paid via a direct bill from Victory Van Lines to Prudential Relocation on your behalf.

Spousal Assistance	The company will reimburse up to US$2,000 per year for the following spousal assistance items:
• Reimbursement of work permit costs
• Job search consulting services
• Resume preparation and career counseling

Host Country Transportation	In addition to your monthly transportation allowance, the company will reimburse you for one (1) additional automobile for your spouse.

Resettlement Relocation Allowance	To assist you with miscellaneous costs associated with your repatriation, the company will provide a resettlement allowance of US$20,833.

Repayment obligation	Because this is an extension of your original overseas assignment, the company agrees that the repayment obligations have been met in connection with your original assignment and shall not apply in connection with the extension of your overseas assignment.
You understand and agree that the terms set forth herein are subject to the approval of the Compensation Committee of Board of Directors of LSI Corporation, and by signing below you acknowledge and agree that the Compensation Committee can approve, deny or change the benefits set forth in the Extension Letter.
I wish you continued success with your assignment.
Best regards,

/s/ Jon Gibson	August 1, 2008

Jon Gibson	Date
Vice President, Human Resources

/s/ Andy Micallef	August 1, 2008

Accepted by: Andy Micallef	Date

Return original to:	Mariesol Gonzalo
HR Programs
1621 Barber Lane, MS – AD264
Milpitas, CA 95035
Mariesol.gonzalo@lsi.com